CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 4 to Registration Statement No. 333-118634 on Form N-1A of our report dated November 28, 2006, relating to the financial statements and financial highlights of Intrepid Capital Management Funds Trust, including Intrepid Capital Fund and Intrepid Small Cap Fund, appearing in the Annual Report on Form N-CSR of Intrepid Capital Management Funds Trust for the year ended September 30, 2006, and to the reference to us under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which is part of this Registration Statement. We also consent to the reference to us under the heading “Financial Highlights” in the Prospectus, which is also part of this Registration Statement.

Milwaukee, Wisconsin

January 24, 2007